Exhibit 99.1

Joint Filing Agreement

We, the undersigned, hereby agree that the Schedule 13G to which this Agreement is an Exhibit, which is being filed in connection with the securities of Viña Concha y Toro S.A., is being filed on behalf of us.

February 03, 2017

ALFONSO LARRAÍN SANTA MARÍA

FUNDACION CULTURA NACIONAL